EXHIBIT A

First Trust Series Fund

Amended As of September 25, 2023

Portfolios

First Trust Short Duration High Income Fund

First Trust Managed Municipal Fund

First Trust Preferred Securities and Income Fund

First Trust/Confluence Small Cap Value Fund